Black Hills Corporation™

Improving life with energy

Black Hills Corp. Closes Sale of Minority Interest in Colorado IPP

RAPID CITY, S.D. - April 14, 2016 - Black Hills Corp. (NYSE: BKH) today announced that its non-regulated subsidiary Black Hills Electric Generation, LLC closed the previously announced sale of a 49.9 percent member equity interest in Black Hills Colorado IPP, LLC for $215 million to AIA Energy North America LLC, an infrastructure investment platform managed by Argo Infrastructure Partners. The sales price is subject to customary post-closing adjustments. Proceeds from the sale will be used to pay down debt and for general corporate purposes.

Colorado IPP owns and operates a 200-megawatt, combined-cycle natural gas generating facility located in Pueblo, Colorado. Black Hills will continue to be the majority owner and operator of the facility, which is contracted to provide capacity and energy through 2031 to Black Hills Energy - Colorado Electric.

“This sale provides our shareholders an attractive valuation for a high-quality asset, while allowing us to support continued reliable service for our Colorado electric utility,” said David R. Emery, chairman and CEO of Black Hills Corp.

Black Hills Corporation
Black Hills Corp. (NYSE: BKH) is a growth-oriented, vertically integrated energy company with a tradition of improving life with energy and a vision to be the energy partner of choice. Based in Rapid City, South Dakota, the Company serves 1.2 million natural gas and electric utility customers in eight states: Arkansas, Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. The company also generates wholesale electricity and produces natural gas, oil and coal. More information is available at www.blackhillscorp.com.

Black Hills Energy
Black Hills Energy, the business name under which we operate our natural gas and electric utilities, serves 1.2 million customers in eight states: Arkansas, Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. Our utilities are subsidiaries of Black Hills Corp. (NYSE: BKH). More information is available at www.blackhillsenergy.com.

Investor Relations Contact
Jerome E. Nichols
605-721-1171
jerome.nichols@blackhillscorp.com

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